UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 21, 2007

Commission file number: 033-74194-01

REMINGTON ARMS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices)

(Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K has 2 pages.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of New Directors

On September 21, 2007, the board of directors (the “Board”) of Remington Arms Company, Inc. (“Remington”) acted via unanimous written consent to (i) increase the number of directors from 14 to 15 and (ii) fill the vacancy on the Board created by such increase by appointing James J. Pike to the Board.

James J. Pike is chairman and chief executive officer of CTA Acoustics, Inc., Therma Fiber, Inc., VHC Inc. and WMI Inc., all of which are affiliated companies of Cerberus Capital Management, L.P. (“Cerberus”). Mr. Pike is also employed by Cerberus as a managing director.

Mr. Pike was previously employed with Colfor Manufacturing as Chairman and CEO. Mr. Pike was also employed as an executive with MascoTech, serving in numerous positions including Director of New Product Development, Vice President of Automotive Business Development and Vice President. Prior to joining Masco Tech, he had been the Director of Sales & Marketing at Seneca Wire and Manufacturing. In addition, Mr. Pike has served as Chairman of the Board of Directors of Valley Cold Forge and as President and a member of the board of directors of Ganton Technologies, and has also served as a member of the boards of directors of Cadmet Corporation, Exemplar Manufacturing and Barfield Manufacturing. Mr. Pike is a graduate of Lindsey Wilson College in Columbia, Kentucky. He currently serves on the Lindsey Wilson College Board of Trustees, the Board of the Detroit Institute of Ophthalmology and is past Chairman and Trustee for the Foundation for Educational Opportunities.

The Board has not yet determined the Board committee or committees on which Mr. Pike will serve.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC. /s/ Stephen P. Jackson, Jr. Stephen P. Jackson, Jr. Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)

September 27, 2007